Exhibit 10.40

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of the 2nd day of April, 2007, by and among Michael Foods, Inc., a Delaware corporation having its principal executive offices in Minnetonka, Minnesota (the “Company”), David S. Johnson (the “Executive”), and for the purposes of Section 2(c) hereof, Michael Foods Investors, LLC, a Delaware limited liability company and ultimate controlling entity of the Company (“Holdings”).

WHEREAS, the Company desires to employ the Executive as a member of the Company’s senior management in the best interests of the Company and its shareholders; and

WHEREAS, the Executive is willing to serve the Company on the terms and conditions set forth below.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. Subject to the terms and conditions of this Agreement, including Section 3, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve in the employ of the Company, for the period commencing on the date hereof (the “Effective Date”) and ending on the second anniversary of such Effective Date (the “Employment Period”), provided, however, that commencing on the first anniversary of the Effective Date and each subsequent anniversary thereafter, the Employment Period shall automatically be extended for one additional year.

2. Terms of Employment.

a. Position and Duties.

i. During the Employment Period, the Executive shall serve initially as President, Chief Operating Officer and CEO-elect of the Company with the appropriate authority, duties and responsibilities attendant to such positions. Executive may also serve, at the request of the Company, as a Director of the Company and each of its subsidiaries. If the Executive is still employed by the Company at the time of the Company’s December 2007 meeting (currently scheduled for December 7, 2007) (the “December Meeting”), the Executive will be appointed Chief Executive Officer of the Company and will be elected to the Board of Directors of the Company.

ii. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities; provided that, the Executive may continue his present participation on the Board of Directors of AJ Gallagher Insurance Company so long as such participation does not materially interfere with the Executives duties hereunder.

b. Compensation.

i. Annual Base Salary. Effective immediately, and during the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of at least $650,000, the competitiveness of which shall be periodically reviewed and adjusted in accordance with Company policy; provided that, upon promotion of the Executive to Chief Executive Officer of the Company, his Annual Base Salary shall be increased to $750,000, effective as of the first pay period in the month following such promotion. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

ii. Annual Bonus. During the Employment Period, the Executive shall participate in such bonus arrangements as may be approved by the Compensation Committee of the Board (the “Compensation Committee”) (the aggregate of all payments made under such bonus arrangements being herein referred to as the “Annual Bonus”). Executive’s aggregate bonus opportunity will be no less than 100% of Annual Base Salary and the “Target Bonus” will be no less than 75% of Annual Base Salary or greater as determined by the Compensation Committee. For the calendar year ending December 31, 2007, the Executive will be guaranteed a minimum bonus of 50% of the amount of Annual Base Salary actually paid during 2007(e.g. if Executive works for five (5) full months during 2007, then the guaranteed bonus is 50% of the base salary paid for such 5 months). The Annual Bonus shall be paid within two and one-half months of the end of the fiscal year of the Company to which it relates. If a Change in Control occurs, the Executive shall be paid at least the Target Bonus for the year in which such Change in Control occurs.

iii. Other Employee Benefit Plans. During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all health and welfare employee benefit plans, practices, policies and programs and fringe benefits of the Company (it being understood that such plans do not include any equity incentive plans) on a basis no less favorable than that provided to any other executive of the Company.

iv. Relocation, Commuting and Living Expenses. It is expected that Executive will relocate his work week residence to a location within reasonable commuting distance of the principal executive office of the Company. The Company shall pay Executive a lump sum of $125,000 to cover incidental and indirect costs of relocation, house hunting trips, commuting, home purchase and sale expenses and interim living expenses for Executive and his family. Such payment will be made within 30 days of the Effective Date of this Agreement.

v. Vacation. Executive shall be entitled to four (4) weeks of vacation time each year or such greater time as may be authorized by the Board of Directors.

c. Equity. Concurrently with the Effective Date and conditioned upon execution by the Executive of a senior management unit subscription agreement containing the terms summarized below, Holdings shall issue to the Executive 7,500 Class D units of Holdings for a purchase price of $500,000, such units having the terms set forth in Holdings’ limited liability company agreement previously delivered to the Executive (the “Units”). The Units will be subject to vesting in three equal installments, with the first one-third vesting on the first anniversary of the Effective Date, the second one-third vesting on the second anniversary of the Effective Date and the last one-third vesting on the third anniversary of the Effective Date. The Units shall become 100% vested upon the occurrence of a Change of Control. Upon termination of the Executive’s employment for any reason, Holdings, at its option, may repurchase the Units at the following price:

(i) with respect to the unvested Units:

(A) if terminated by the Company for Cause or by the Executive other than for Good Reason, death or Disability, then at a price equal to the lower of (1) the original price paid by the Executive for the Units (“Cost”), and (2) the fair market value of the Units on the Date of Termination; and

(B) if terminated for any reason other than as set forth in (i) (A) above, at a price equal to Cost; and

(ii) with respect to the vested Units:

(A) if terminated by the Company for Cause or by the Executive other than for Good Reason, death or Disability, then at a price equal to Cost; and

(B) if terminated for any reason other than as set forth in (ii) (A) above, at a price equal to the greater of (1) Cost, and (2) the fair market value of the Units on the Date of Termination.

3. Termination of Employment.

a. Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 9(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. In the event the Executive has been unable to perform his job responsibilities as a result of chronic illness, physical, mental or any other disability for 240 or more days in any consecutive 12 month period or 270 or more days in any consecutive 24 month period, then the Company shall be able to terminate the Executive’s employment without providing the written notice referred to above (and the “Disability Effective Date”“ shall be the date of such termination). For purposes of this Agreement, “Disability” shall mean a determination by the Company in its sole discretion that Executive is unable to perform his job responsibilities as a result of chronic illness, physical, mental or any other disability for a period of six months or more.

b. With or Without Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

i. the failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), and such failure continues for a period of twenty-one (21) days after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or

ii. the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or

iii. conviction of a felony or guilty or nolo contendere plea by the Executive with respect thereto.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer (while the Executive does not serve as such) or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than 75% of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i), (ii) or (iii) above, and specifying the particulars thereof in detail.

c. Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive:

i. the assignment to the Executive of any duties inconsistent with the Executive’s title and position (including status, offices and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a)(i) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided that it is specifically understood if such a change is made by the Company within twelve (12) months following a Change in Control of the Company, the Executive may terminate for Good Reason (A) if Executive so terminates within one month of the occurrence of such change in position, authority, duties and responsibilities being made, and (B) only if the Executive provides, for a period of up to 6 months following the occurrence of such change, such reasonable transition services as may be requested by the acquiror in such Change of Control, it being understood that for purposes of calculating any severance payments hereunder that the Date of Termination shall be the date on which such transition services terminate.

ii. any failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement, or, following a Change of Control, the failure by the Company to review and provide increases in Annual Base Salary in a manner that is consistent with the acquiror’s review and compensation policy for other senior executives, in each case other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

iii. the failure of the Company upon a change in Control to (A) continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which Executive is participating immediately prior to such Change in Control or the taking of any action by the Company which would adversely affect Executive’s participation in or reduce Executive’s benefits under any such plan, unless Executive is permitted to participate in other plans providing Executive with substantially comparable benefits, or (B) provide Executive with paid vacation in accordance with the most favorable past practice of the Company as in effect for Executive immediately prior to such Change in Control;

iv. any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement for Cause, death or Disability;

v. any failure by the Company to comply with and satisfy Section 8(c) of this Agreement;

vi. any requirement that the Executive be based anywhere more than fifty (50) miles from the principal executive office of the Company; or

vii. the failure to be appointed Chief Executive Officer of the Company at the December Meeting (if Executive terminates within 30 days following such failure).

d. Notice of Termination. Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

e. Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than for death or Disability, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, (ii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, and (iii) if the Executive’s employment is terminated by the Executive, thirty days after the giving of such notice by the Executive provided that the Company may elect to place the Executive on paid leave for all or any part of such 30-day period.

f. Change in Control. “Change in Control” means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any party or parties other than THL or its affiliates on an arm’s-length basis, pursuant to which (a) such party or parties, directly or indirectly acquire (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than 50% of the voting stock of the Company, (b) such party or parties, directly or indirectly, acquire assets constituting all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, or (c) prior to an initial public offering of the Company Common Stock pursuant to an offering registered under the 1933 Act, Thomas H. Lee Equity Fund V, L.P., a Delaware limited partnership, or its affiliates, cease to have the ability to elect, directly or indirectly, a majority of the Board of Directors of the Company.

4. Obligations of the Company upon Termination.

a. Death or Disability. If, during the Employment Period, the Executive’s employment shall terminate on account of death or Disability: ;

i. the Company shall pay to the Executive or his estate or beneficiaries in a lump sum in cash within 30 days after the Date of Termination the sum of (x) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, and (y) the product of (1) the Target Bonus and (2) a fraction, the numerator of which is the number of whole and partial months in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 12, to the extent not theretofore paid (the sum of the amounts described in clauses (x) and (y) shall be hereinafter referred to as the “Accrued Obligations”);

ii. to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive or his estate or beneficiaries any other amounts or benefits required to be paid or provided or which the Executive is entitled to receive under any plan, program, policy or practice of or contract or agreement with the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

iii. the Company shall pay to the Executive or his estate or beneficiaries in cash an amount equal to the product of (x) two (2) and (y) the sum of the Executive’s current Annual Base Salary and Target Bonus, payable in twenty-four (24) equal monthly installments in accordance with the Company’s regular payroll practices, commencing the month following the Date of Termination; provided however, that if the Executive’s employment is terminated for the reasons set forth in this Section 4(a) prior to the December Meeting, the two (2) referenced in clause (x) above shall instead be deemed to be “one (1)” and such amount shall be payable in twelve (12) equal monthly installments in accordance with the Company’s regular payroll practices, commencing the month following the Date of Termination.

b. By the Company for Cause; By the Executive Other than for Good Reason. If the Executive’s employment is terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) his Annual Base Salary through the Date of Termination to the extent theretofore unpaid and (ii) the Other Benefits.

c. By the Company Other than for Cause, Death or Disability; By the Executive for Good Reason. If, during the Employment Period, the Executive’s employment is terminated by the Executive for Good Reason or by the Company other than for Cause and other than on account of death or Disability;

i. the Company shall pay to the Executive:

1. in one lump sum in cash within thirty (30) days after the Date of Termination, the Accrued Obligations (including, if such termination occurs prior to the December Meeting, the guaranteed bonus set forth in Section 2(b)(ii)); and

2. the amount equal to the product of (x) two (2) and (y) the sum of the Executive’s current Annual Base Salary and Target Bonus, payable in twenty-four (24) equal monthly installments in accordance with the Company’s regular payroll practices, commencing the month following the Date of Termination; provided however, that if the Executive’s employment is terminated for the reasons set forth in this Section 4(c) prior to the December Meeting, the two (2) referenced in clause (x) above shall instead be deemed to be “one (1)” and such amount shall be payable in twelve (12) equal monthly installments in accordance with the Company’s regular payroll practices, commencing the month following the Date of Termination; and

ii. the Company shall provide the Executive with the Other Benefits.

d. Welfare Benefits. In the event of a termination described in Section 4(a) or 4(c), for a period of two (2) years following Executive’s Date of Termination the Company shall continue to provide medical, dental and life insurance benefits to the Executive, his spouse and children under age 25 on the same basis, including without limitation employee contributions, as such benefits are then currently provided to the Executive (“Welfare Benefits”); provided that if the Executive’s Date of Termination occurs prior to the December Meeting for reasons described in Section 4(a) or 4(c), then the Welfare Benefits shall continue for one (1) year; provided further that the provision of such Welfare Benefits shall cease in the event that Executive becomes eligible to receive comparable benefits from another employer (either because he becomes employed by, or becomes an independent contractor with respect to such employer).

e. Liquidated Damages. The benefits and amounts payable to Executive under this Section 4 shall be deemed liquidated damages.

f. Certain Additional Payments by the Company.

i. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4(f)) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, however, that, with respect to any transaction (or series of related transactions giving rise to such Excise Tax), the Company shall in no event be required to make any Gross-Up Payment to any employee of the Company or its Subsidiaries with respect to any such transaction, to the extent that, when taken together with all Gross-Up Payments made to all other employees in respect of such transaction, the Gross-up Payments would exceed $16,300,000 in the aggregate; and provided further that in the event the aggregate amount of Gross-Up Payments required to be made by the Company in connection with any transaction, together with any Gross-Up Payments made in respect of all previous transactions occurring on or after the date hereof, exceeds the applicable limitation set forth in the preceding sentence, the Executive shall be entitled to receive the lesser of (i) the actual amount of Gross-Up Payment payable to the Executive as calculated above or (ii) a pro rata portion of the aggregate Gross-Up Payments paid by the Company to all employees (such pro rata portion to be determined based upon the ratio of (A) the full Gross-Up Payment the Executive would be otherwise entitled to receive hereunder but for such limitation, to (B) the full aggregate Gross-Up Payments to be paid to all employees but for such limitation).

For purposes of this Agreement, the term "Reduced Amount" shall mean the greatest amount that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax. Notwithstanding the foregoing provisions of this Section 4(f)(i), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 120% of the Reduced Amount, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

ii. Subject to the provisions of Section 4(f)(iii), all determinations required to be made under this Section 4(f), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent auditors or such other certified public accounting firm reasonably acceptable to the Executive as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4(f), shall be paid by the Company to the Executive not later than the due date for the payment of any Excise Tax. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(f)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting

Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

iii. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

A.	give the Company any information reasonably requested by the Company relating to such claim,

B.	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

C.	cooperate with the Company in good faith in order to effectively contest such claim, and

D.	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(f)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

iv. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(f)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(f)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

v. Notwithstanding anything contained herein to the contrary, in connection with any transaction or series of transactions occurring after the date hereof, the Executive shall not be entitled to any Gross-Up Payment unless the Executive shall have provided to the Company such documentation as the Company may reasonably request to permit the Company to claim that a portion of the Payments do not constitute "parachute payments" under Section 280G of the Code. The Executive shall only be required to deliver such documentation with respect to an amount of the Payments in excess of the Reduced Amount.

5. Noncompetition and Nonsolicitation. Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company’s and its subsidiaries’ trade secrets and other confidential information concerning the Company and such subsidiaries and that his services will be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore Executive agrees that:

a. Noncompetition. During the period commencing on the Effective Date and ending on (i) the second anniversary of the date that Executive’s employment with the Company terminates if such termination occurs after the December Meeting, or (ii) the first anniversary of the date that the Executive’s employment with the Company terminates if such termination occurs on or before the December Meeting (such period the “Restricted Period”), Executive shall not, for himself or on behalf of any other person, firm, partnership, corporation, or other entity, engage, directly or indirectly, as an executive, agent, representative, consultant, partner, shareholder or holder of any other financial interest, in (A) Cargill, Inc. or (B) any business that competes with the Company in the business of the production, distribution or sales of eggs or egg products, refrigerated potato products or any other business engaged in by the Company at the time of termination of Executive’s employment with the Company (a “Competing Business”), it being understood that Executive’s activities shall not breach this Section 5(a)(B) where Executive is employed by a person, firm, partnership, corporation or other entity engaged in a variety of activities, including the Competing Business but Executive is not engaged in or responsible for the Competing Business of such entity. A Competing Business shall not include a business engaged in the production, distribution or sale of branded cheese products. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding publicly traded stock of any class of a Competing Business so long as Executive has no active participation in the business of such entity, except to the extent permitted above. Executive acknowledges that this Agreement, and specifically, this Section 5, does not preclude Executive from earning a livelihood, nor does it unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company of its non-enforcement outweighs any harm to Executive of its enforcement by injunction or otherwise.

b. Nonsolicitation. During the Restricted Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or any of its subsidiaries and any employee thereof, (ii) hire any person who was an employee of the Company or any of its subsidiaries within 180 days prior to the time such employee was hired by Executive, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or its subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company or any of its subsidiaries and with which the Company or any of its subsidiaries has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or its subsidiaries in the one-year period immediately preceding Executive’s termination of employment with the Company.

c. Enforcement. The parties to this Agreement hereby agree and stipulate that (i) the restrictions contained in this Agreement are reasonable and necessary in order to protect the Company’s and its subsidiaries’ legitimate business interests and (ii) in the event of any breach or violation of this Agreement or of any provision hereof by Executive, the Company and its subsidiaries will have no adequate remedy at law and will suffer irreparable loss and damage thereby. The parties hereby further agree and stipulate that in the event of any such breach or violation, either threatened or actual, the Company’s and its subsidiaries’ rights shall include, in addition to any and all other rights available to the Company and its subsidiaries at law or in equity, the right to seek and obtain any and all injunctive relief or restraining orders available to it in courts of proper jurisdiction, so as to prohibit, bar, and restrain any and all such breaches or violations by Executive. The prevailing party to any legal action, arbitration or other proceeding commenced in connection with enforcing any provision of this Section 5, including without limitation, obtaining the injunctive relief provided by this Section 5 shall be entitled to recover all court costs, reasonable attorneys’ fees, and related expenses incurred by such party. Executive further agrees that no bond need be filed in connection with any request by the Company and its subsidiaries for a temporary restraining order or for temporary or preliminary injunctive relief.

d. Additional Acknowledgements. Executive acknowledges that the provisions of this Section 5 are in consideration of: (i) employment with Company, and (ii) additional good and valuable consideration as set forth in this Agreement, including, without limitation, the payments to be made under Section 4 hereof. In addition, Executive acknowledges (i) that the business of the Company and its subsidiaries is national in scope and without geographical limitation and (ii) notwithstanding the state of incorporation or principal office of the Company or any of its subsidiaries, or any of their respective executives or employees (including the Executive), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the United States. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified by this Agreement; provided that the Executive shall not be eligible for severance benefits under any other program or policy of the Company.

7. Full Settlement; Arbitration.

a. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement; and such amounts shall not be reduced whether or not the Executive obtains other employment.

b. Other than with respect to the enforcement of Section 5 hereof, the Parties agree that all claims relating to this Agreement shall be subject to arbitration in the State of Minnesota in accordance with the rules of the American Arbitration Association in the State of Minnesota. The non-prevailing party in such arbitration shall pay, to the full extent permitted by law, all legal fees and expenses (including arbitration expenses) which the prevailing party may reasonably incur as a result of any contest pursued or defended against in good faith by the prevailing party regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the prevailing party about the amount of any payment pursuant to this Agreement).

8. Successors.

a. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

b. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

c. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

9. Miscellaneous.

a. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

b. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

David S. Johnson

888 Woodstream Court

Lake Forest, Illinois 60045

If to the Company:

Michael Foods, Inc.
301 Carlson Parkway, Suite 400
Minnetonka, MN 55305
Attention: Secretary

with a copy to:

Thomas H. Lee Equity Fund V, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110
Attention: Anthony J. DiNovi
Kent Weldon
Todd Abbrecht

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

c. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

d. The company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

e. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section (3)(c)(i)-(v) of this Agreement (unless such action is expressly waived or consented to by the Executive), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

f. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

g. Subject to the provisions of Section 3(d), there shall be no limitation on the ability of the Company to terminate the Executive at any time with or without Cause.

h. The Company shall pay upon delivery of an invoice therefore fifty percent (50%) of the Executive’s legal fees and costs in connection with the preparation, negotiation and execution of this Agreement, the Senior Management Unit Subscription Agreement and the other documents contemplated hereby; provided that, in no event shall the Company be obligated to pay more than $7,500.00 for such fees and expenses.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ David S. Johnson
David S. Johnson

MICHAEL FOODS, INC.

By:	/s/ John Reedy
Name:	John Reedy
Title:	EVP & CFO

MICHAEL FOODS INVESTORS, LLC

By:	/s/ John Reedy
Name:	John Reedy
Title:	EVP & CFO